Exhibit 15.1

                           Accountants' Acknowledgment


The Owners of
Bottling Group, LLC:

The Board of Directors and Shareholders
The Pepsi Bottling Group, Inc.:

With respect to the registration statement listed below, we acknowledge our awareness of the use therein of our reports dated July 8, 2003 related to our reviews of interim financial information.

     o Form S-4 dated June 19, 2003 (File No. 333-106285)

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                               /s/ KPMG LLP

New York, New York
July 25, 2003